Exhibit 99.1

DISCOVER FINANCIAL SERVICES ISSUES PREFERRED STOCK TO U.S.

TREASURY UNDER CAPITAL PURCHASE PROGRAM

Riverwoods, IL, March 13, 2009 – Discover Financial Services today received approximately $1.2 billion in cash in exchange for issuing its preferred stock and a warrant to purchase its common stock as part of the U.S. Treasury’s Capital Purchase Program.

Discover issued and sold to the Treasury 1,224,558 shares of its preferred stock and a 10-year warrant to purchase 20,500,413 shares of its common stock at an exercise price of $8.96 per share. The preferred stock will pay cumulative dividends at a rate of 5 percent per annum for the first five years, and 9 percent per annum thereafter.

Terms of the purchase are detailed in documents filed today with the Securities and Exchange Commission.

Immediately prior to the issuance of the preferred stock and the warrant, Discover Financial Services became a bank holding company under the Bank Holding Company Act of 1956 and a financial holding company under the Gramm-Leach-Bliley Act.

About Discover Financial Services

Discover Financial Services (NYSE: DFS) is a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover Card, America’s cash rewards pioneer, and offers student and personal loans, as well as savings products such as certificates of deposit and money market accounts. Its payments businesses consist of the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in 185 countries and territories. For more information, visit www.discoverfinancial.com.

Investor Contact

Craig Streem

Vice President, Investor Relations

224-405-3575

Media Contact

Jon Drummond

Corporate Public Relations

224-405-1888